INVESTOR RIGHTS AGREEMENT
This INVESTOR RIGHTS AGREEMENT (this “Agreement”) is made and entered into as of March 15, 2012, by and between Stratus Properties Inc., a Delaware corporation (“Stratus”), and Moffett Holdings, LLC, a Louisiana limited liability company (“Moffett”). Stratus and Moffett are sometimes referred to collectively as the “Parties” and individually as a “Party.”
RECITALS:
WHEREAS, Stratus and Moffett intend to enter into that certain Stock Purchase Agreement (the “Stock Purchase Agreement”) dated as of the date hereof pursuant to which Stratus will issue and sell to Moffett 625,000 shares of its authorized but unissued common stock, par value $.01 per share (the “Stratus Common Stock”), in consideration for $5,000,000.00 U.S. dollars (for a per share purchase price equal to $8.00), and
WHEREAS, to induce Moffett to enter into the Stock Purchase Agreement and to consummate the transactions contemplated thereby, Moffett has required that Stratus agree, and Stratus has agreed, to enter into this Agreement and abide by the covenants and obligations with respect to the Registrable Securities (as defined below) as set forth herein.
NOW, THEREFORE, in consideration of the premises and the mutual promises, representations, warranties, covenants, conditions and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
ARTICLE 1
DEFINITIONS

Section 1.1Definitions. Capitalized terms used herein without definition shall have the meanings given to them in the Stock Purchase Agreement. The terms set forth below are used herein as so defined:

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such first Person. The term “control” (including its correlative meanings “controlled by” and “under common control with”) means possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).
“Agreement” has the meaning specified in the introductory paragraph of this Agreement.
“Business Day” means any day on which commercial banks are generally open for business in the United States of America other than a Saturday, a Sunday or a day observed as a holiday in the United States of America under the federal Laws of the United States of America.
“Effectiveness Period” has the meaning specified in Section 2.1(b) of this Agreement.

“Exchange Act” means the Securities and Exchange Act of 1934, as amended.
“Losses” has the meaning specified in Section 2.6(a) of this Agreement.
“Moffett” has the meaning specified in the introductory paragraph of this Agreement.
“Moffett Indemnified Persons” has the meaning specified therefore in Section 2.6(a) of this Agreement.
“NASDAQ” means the Nasdaq Global Select Market.
“Person” means any individual, corporation, business trust, partnership, association, limited liability company, unincorporated organization or similar organization, any governmental authority, fund, organized group of persons whether incorporated or not, or any receiver, trustee under Title 11 of the United States Code or similar official or any liquidating agent for any of the foregoing in his or her capacity as such.
“Registrable Securities” means the Stratus Common Stock to be acquired by Moffett pursuant to the Stock Purchase Agreement and any additional securities issued with respect to such shares of Stratus Common Stock.
“Registration Expenses” has the meaning specified in Section 2.5(b) of this Agreement.
“Registration Statement” means any registration statement of Stratus filed under the Securities Act that covers the resale of any of the Registrable Securities pursuant to the provisions of this Agreement, amendments and supplements to such Registration Statement, including post-effective amendments, all exhibits and all material incorporated by reference in such Registration Statement.
“Resignation Event” means, with respect to a Designated Director, that such Designated Director, as determined by the Board in good faith following compliance with the procedures set forth below in this definition when applicable, (A) is prohibited or disqualified from serving as a director of Stratus under any rule or regulation of the SEC or NASDAQ or by applicable law; (B) has engaged in acts or omissions constituting a breach of such Designated Director's duty of loyalty to Stratus or its stockholders; (C) has engaged in any transaction involving Stratus from which such Designated Director derived an improper personal benefit; or (D) has engaged in acts or omissions which involve intentional misconduct, intentional violation of the law or crimes of moral turpitude.
“SEC” means the Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended.
“Selling Expenses” has the meaning specified in Section 2.5(b) of this Agreement.
“Stratus” has the meaning specified in the introductory paragraph of this Agreement.
“Stratus Common Stock” has the meaning specified in the recitals of this Agreement.

“Stock Purchase Agreement” has the meaning specified in the recitals of this Agreement.
Section 1.2Registrable Securities. Any Registrable Security will cease to be a Registrable Security upon the earliest of (a) when a registration statement covering such Registrable Security becomes or has been declared effective by the SEC and such Registrable Security has been sold or disposed of pursuant to such effective registration statement; (b) when such Registrable Security has been disposed of pursuant to any section of Rule 144 (or any similar provision then in effect) under the Securities Act or such Registrable Security is eligible to be disposed of by Moffett under Rule 144 without restriction as to volume; (c) when such Registrable Security is held by Stratus or one of its subsidiaries; and (d) when such Registrable Security has been sold in a private transaction in which the transferor's rights under this Agreement are not assigned to the transferee of such securities pursuant to Section 2.8 hereof.

ARTICLE 2
REGISTRATION RIGHTS

Section 2.1Registration.

(a)Upon the written request of Moffett at any time on or after the six-month anniversary of the Closing Date, (the “Registration Notice”), Stratus shall, within sixty days of its receipt of such Registration Notice, file with the SEC a Registration Statement on Form S-3 (or such other form as is then available to Stratus to effect a registration for resale of the Registrable Securities) covering the resale of the Registrable Securities. Any Registration Statement shall provide for the resale of Registrable Securities pursuant to any method or combination of methods legally available to, and requested by, Moffett. If such Registration Statement is not automatically effective upon filing, then Stratus shall use its commercially reasonable efforts to cause such Registration Statement to be declared effective not later than 240 days following Stratus' receipt of the Registration Notice.

(b)Stratus shall use its commercially reasonable efforts to cause a Registration Statement filed pursuant to this Section 2.1 to be effective, supplemented, amended and replaced to the extent necessary to ensure that it is available for the resale of all Registrable Securities by Moffett until the earliest date on which any of the following occurs: (i) all Registrable Securities covered by such Registration Statement have ceased to be Registrable Securities and (ii) there are no longer any Registrable Securities outstanding (the “Effectiveness Period”). Subject to Section 2.2, upon the occurrence of any event that would cause the Registration Statement or the prospectus contained therein (i) to contain an untrue statement of material fact or omit to state any material fact necessary to make the statements therein not misleading or (ii) not to be effective and usable for the resale of all or part of the Registrable Securities by Moffett, Stratus shall promptly file an appropriate amendment to the Registration Statement curing such defect, and, if SEC review is required, use its commercially reasonable efforts to cause such amendment to be declared effective as soon as practicable. Stratus shall prepare and file with the SEC such amendments and post-effective amendments to the Registration Statement as may be necessary to keep such Registration Statement effective during the Effectiveness Period; cause the Prospectus to be supplemented by any required Prospectus supplement, and as so supplemented to be filed pursuant to Rule 424 under the Securities Act, and to comply fully with the rules and regulations under the Securities Act in a timely manner; and comply with the provisions of the Securities Act with respect to the disposition of all securities covered by the Registration Statement during the Effectiveness Period.

(c)Subject to Section 2.2, a Registration Statement when effective will comply as to form in all material respects with all applicable requirements of the Securities Act and the Exchange Act and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading (and, in the case of any prospectus contained in such Registration Statement, in the light of the circumstances under which a statement is made). As soon as practicable following the date that a Registration Statement becomes effective, but in any event within two (2) Business Days of such date, Stratus shall provide Moffett with written notice of the effectiveness of such Registration Statement.

Section 2.2Delay Rights.

Notwithstanding anything to the contrary contained herein, Stratus may, upon written notice to Moffett, suspend Moffett's use of any prospectus which is a part of a Registration Statement or other registration statement (in which event Moffett shall discontinue sales of the Registrable Securities pursuant to such Registration Statement or other registration statement but may settle any previously made sales of Registrable Securities) if (i) Stratus is pursuing an acquisition, merger, reorganization, disposition or other similar transaction and Stratus determines in good faith that Stratus's ability to pursue or consummate such a transaction would be materially adversely affected by any required disclosure of such transaction in a Registration Statement or other registration statement; (ii) Stratus has experienced some other material non-public event the disclosure of which at such time, in the good faith judgment of the Board of Directors of Stratus, would materially and adversely affect Stratus; or (iii) Stratus would be required to prepare and file any financial statements (other than those it customarily prepares or before it customarily files such financial statements); provided, however, that in no event shall Moffett be suspended from selling Registrable Securities pursuant to a Registration Statement or other registration statement for a period that exceeds an aggregate of 45 days in any 180-day period or 90 days in any 365-day period, in each case, exclusive of days covered by any lock-up agreement executed by Moffett in connection with any offering. Upon disclosure of such information or the termination of the condition described above, Stratus shall provide prompt written notice to Moffett, and shall promptly terminate any suspension of sales it has put into effect and shall take such other reasonable actions to permit registered sales of Registrable Securities as contemplated in this Agreement.
Section 2.3Sale Procedures. In connection with its obligations under this Article 2, Stratus will, as expeditiously as possible:

(a)subject to Section 2.2, prepare and file with the SEC such amendments and supplements to, and replacements of, a Registration Statement and the prospectus used in connection therewith as may be necessary to keep such Registration Statement effective for the Effectiveness Period and as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all Registrable Securities covered by such Registration Statement;

(b)furnish to Moffett (i) before filing a Registration Statement or any other registration statement contemplated by this Agreement or any supplement or amendment thereto, copies of reasonably complete drafts of all such documents proposed to be filed (including exhibits), and provide Moffett the opportunity to object to any information pertaining to Moffett and its plan of distribution that is contained therein and make the corrections reasonably requested by Moffett with respect to such information prior to filing such Registration Statement or such other registration statement or supplement or amendment thereto, and (ii) such number of copies of such Registration Statement or such other registration statement and the prospectus included therein and any supplements and amendments thereto as Moffett may reasonably request in order to facilitate the public sale or other disposition of the Registrable Securities covered by such Registration Statement or other registration statement;

(c)if applicable, use its commercially reasonable efforts to register or qualify the Registrable Securities covered by a Registration Statement or any other registration statement contemplated by this Agreement under the securities or blue sky laws of such jurisdictions as Moffett shall reasonably request; provided, however, that Stratus will not be required to qualify generally to transact business in any jurisdiction where it is not then required to so qualify or to take any action that would subject it to general service of process in any such jurisdiction where it is not then so subject;

(d)promptly notify Moffett, at any time when a prospectus relating thereto is required to be delivered by any of them under the Securities Act, of (i) the filing of a Registration Statement or any other registration statement contemplated by this Agreement or any prospectus or prospectus supplement to be used in connection therewith, or any amendment or supplement thereto, and, with respect to such Registration Statement or any other registration statement or any post-effective amendment thereto, when the same has become effective; and (ii) the receipt of any written comments from the SEC with respect to any filing referred to in clause (i) of this Section 2.3(d) and any written request by the SEC for amendments or supplements to a Registration Statement or any other registration statement or any prospectus or prospectus supplement thereto;

(e)immediately notify Moffett, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of (i) the prospectus or prospectus supplement contained in a Registration Statement or any other registration statement contemplated by this Agreement, as then in effect, including an untrue statement of a material fact or omitting to state any material fact required to be stated therein or necessary to make the statements therein not misleading (in the case of any prospectus contained therein, in the light of the circumstances under which a statement is made); (ii) the issuance or threat of issuance by the SEC of any stop order suspending the effectiveness of a Registration Statement or any other registration statement contemplated by this Agreement, or the initiation of any proceedings for that purpose; or (iii) the receipt by Stratus of any notification with respect to the suspension of the qualification of any Registrable Securities for sale under the applicable securities or blue sky laws of any jurisdiction. Subject to Section 2.2, following the provision of such notice, Stratus agrees to use commercially reasonable efforts to, as promptly as practicable, amend or supplement the prospectus or prospectus supplement or take other appropriate action so that the prospectus or prospectus supplement does not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing and to take such other commercially reasonable action as is necessary to remove a stop order, suspension, threat thereof or proceedings related thereto;

(f)subject to appropriate confidentiality obligations, furnish to Moffett copies of any and all transmittal letters or other correspondence with the SEC or any other governmental agency or self-regulatory body or other body having jurisdiction (including any domestic or foreign securities exchange) relating to such offering of Registrable Securities;

(g)otherwise use its commercially reasonable efforts to comply with all applicable rules and regulations of the SEC, and make available to its security holders, as soon as reasonably practicable, an earnings statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 promulgated thereunder;

(h)cause all such Registrable Securities registered pursuant to this Agreement to be listed on each securities exchange or nationally recognized quotation system on which similar securities issued by Stratus are then listed;

(i)use its commercially reasonable efforts to cause the Registrable Securities to be registered with or approved by such other governmental agencies or authorities as may be necessary by virtue of the business and operations of Stratus to enable Moffett to consummate the disposition of such Registrable Securities;

(j)provide a transfer agent and registrar for all Registrable Securities covered by such registration statement not later than the effective date of such registration statement; and

(k)enter into customary agreements and take such other actions as are reasonably requested by Moffett in order to expedite or facilitate the disposition of such Registrable Securities.

Upon receipt of notice from Stratus of the happening of any event of the kind described in subsection (e) of this Section 2.3, Moffett shall forthwith discontinue offers and sales of the Registrable Securities by means of a prospectus or prospectus supplement until Moffett's receipt of the copies of the supplemented or amended prospectus contemplated by subsection (e) of this Section 2.3 or until it is advised in writing by Stratus that the use of the prospectus may be resumed and has received copies of any additional or supplemental filings incorporated by reference in the prospectus, and, if so directed by Stratus, Moffett will, or will request the managing underwriter or underwriters, if any, to deliver to Stratus (at Stratus's expense) all copies in their possession or control, other than permanent file copies then in Moffett's possession, of the prospectus covering such Registrable Securities current at the time of receipt of such notice.
Section 2.4Cooperation by Moffett. Stratus shall have no obligation to perform its duties under Section 2.1 if Moffett has failed to timely furnish such information concerning Moffett that Stratus determines, after consultation with its counsel, is reasonably required in order for the Registration Statement or prospectus supplement, as applicable, to comply with the Securities Act.

Section 2.5Expenses.

(a)Expenses. Stratus will pay all Registration Expenses. Moffett shall pay all Selling Expenses in connection with any sale of its Registrable Securities hereunder, and Stratus shall not be responsible for any Selling Expenses. In addition, except as otherwise provided in Section 2.5(b) and Section 2.6 hereof, Stratus shall not be responsible for legal fees incurred by Moffett in connection with the exercise of its rights hereunder.

(b)Certain Definitions. “Registration Expenses” means all reasonable expenses incident to Stratus's performance under or compliance with this Agreement to effect the registration of Registrable Securities on a Registration Statement pursuant to Section 2.1, and the disposition of such Registrable Securities, including, without limitation, all registration, filing, securities exchange listing and NASDAQ fees, all registration, filing, qualification and other fees and expenses of complying with securities or blue sky laws, fees of the Financial Industry Regulatory Authority, Inc., fees of transfer agents and registrars, all word processing, duplicating and printing expenses, any transfer taxes and the fees and disbursements of counsel and independent public accountants for Stratus, including the expenses of any special audits or “cold comfort” letters required by or incident to such performance and compliance. “Selling Expenses” means all underwriting fees, discounts and selling commissions or similar fees or arrangements and transfer taxes allocable to the sale of the Registrable Securities.

Section 2.6Indemnification.

(a)By Stratus. In the event of a registration of any Registrable Securities under the Securities Act pursuant to this Agreement, Stratus will indemnify and hold harmless Moffett, its members, managers, officers, employees and agents and each Person, if any, who controls Moffett within the meaning of the Securities Act and the Exchange Act, and its members, managers, officers, employees or agents (collectively, the “Moffett Indemnified Persons”), against any losses, claims, damages, expenses or liabilities (including reasonable attorneys' fees and expenses) (collectively, “Losses”), joint or several, to which such Moffett Indemnified Person may become subject under the Securities Act, the Exchange Act or otherwise, insofar as such Losses (or actions or proceedings, whether commenced or threatened, in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact (in the case of any prospectus, in light of the circumstances under which such statement is made) contained in a Registration Statement or any other registration statement contemplated by this Agreement, any preliminary prospectus, prospectus supplement, free writing prospectus or final prospectus contained therein, or any amendment or supplement thereof, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in light of the circumstances under which they were made) not misleading, and will reimburse each such Moffett Indemnified Person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such Loss or actions or proceedings; provided, however, that Stratus will not be liable in any such case if and to the extent that any such Loss arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission so made in conformity with information furnished by such Moffett Indemnified Person in writing specifically for use in a Registration Statement or such other registration statement, preliminary prospectus, free writing prospectus or prospectus supplement, as applicable, it being understood that Moffett will only be required to furnish information regarding its legal name, address, the number of securities being registered on its behalf and such other information as may be required by Law. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of such Moffett Indemnified Person, and shall survive the transfer of such securities by Moffett.

(b)By Moffett. Moffett agrees to indemnify and hold harmless Stratus, its directors, officers, employees and agents and each Person, if any, who controls Stratus within the meaning of the Securities Act or of the Exchange Act, and its directors, officers, employees and agents, to the same extent as the foregoing indemnity from Stratus to Moffett, but only with respect to information regarding Moffett furnished in writing by or on behalf of Moffett expressly for inclusion in a Registration Statement or any other registration statement contemplated by this Agreement, any preliminary prospectus, prospectus supplement, free writing prospectus or final prospectus contained therein, or any amendment or supplement thereof; provided, however, that the liability of Moffett shall not be greater in amount than the dollar amount of the proceeds (net of any Selling Expenses) received by Moffett from the sale of the Registrable Securities giving rise to such indemnification.

(c)Notice. Promptly after receipt by an indemnified party hereunder of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party hereunder, notify the indemnifying party in writing thereof, but the omission so to notify the indemnifying party shall not relieve it from any liability that it may have to any indemnified party other than under this Section 2.6 except to the extent that the indemnifying party is prejudiced by such omission. In any action brought against any indemnified party, it shall notify the indemnifying party of the commencement thereof. The indemnifying party shall be entitled to participate in and, to the extent it shall wish, to assume and undertake the defense thereof with counsel reasonably satisfactory to such indemnified party and, after notice from the indemnifying party to such indemnified party of its election so to assume and undertake the defense thereof, the indemnifying party shall not be liable to such indemnified party under this Section 2.6 for any legal expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation and of liaison with counsel so selected; provided, however, that, (i) if the indemnifying party has failed to assume the defense or employ counsel reasonably acceptable to the indemnified party or (ii) if the defendants in any such action include both the indemnified party and the indemnifying party and counsel to the indemnified party shall have concluded that there may be reasonable defenses available to the indemnified party that are different from or additional to those available to the indemnifying party, or if the interests of the indemnified party reasonably may be deemed to conflict with the interests of the indemnifying party, then the indemnified party shall have the right to select a separate counsel, with the reasonable out-of-pocket expenses and fees of such separate counsel and other reasonable out-of-pocket expenses related to such participation to be reimbursed by the indemnifying party as incurred. Notwithstanding any other provision of this Agreement, no indemnified party shall settle any action brought against it with respect to which such indemnified party is entitled to indemnification hereunder without the consent of the indemnifying party, unless the settlement thereof includes a complete release from all liability of, the indemnifying party.

(d)Contribution. If the indemnification provided for in this Section 2.6 is held by a court or government agency of competent jurisdiction to be unavailable to any indemnified party, then each such indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such Loss in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of such indemnified party on the other in connection with the statements or omissions that resulted in such Losses, as well as any other relevant equitable considerations; provided, however, that in no event shall Moffett be required to contribute an aggregate amount in excess of the lesser of (A) the amount which Moffett would have been obligated to pay under Section 2.6(b) if such indemnity was available to the indemnified party and (B) the dollar amount of proceeds (net of Selling Expenses) received by Moffett from the sale of Registrable Securities giving rise to such indemnification. The relative fault of the indemnifying party on the one hand and the indemnified party on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact has been made by, or relates to, information supplied by such party, and the Parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The Parties agree that it would not be just and equitable if contributions pursuant to this paragraph were to be determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to herein. The amount paid by an indemnified party as a result of the Losses referred to in the first sentence of this paragraph shall be deemed to include any legal and other expenses reasonably incurred by such indemnified party in connection with investigating or defending any Loss that is the subject of this paragraph. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who is not guilty of such fraudulent misrepresentation.

(e)Other Indemnification. The provisions of this Section 2.6 shall be in addition to any other rights to indemnification or contribution that an indemnified party may have pursuant to law, equity, contract or otherwise.

Section 2.7Rule 144 Reporting. With a view to making available the benefits of certain rules and regulations of the SEC that may permit the sale of the Registrable Securities to the public without registration, Stratus agrees to use its commercially reasonable efforts to:

(a)make and keep public information regarding Stratus available, as those terms are understood and defined in Rule 144 under the Securities Act, at all times from and after the date hereof;

(b)file with the SEC in a timely manner all reports and other documents required of Stratus under the Securities Act and the Exchange Act at all times from and after the date hereof; and

(c)so long as Moffett owns any Registrable Securities, furnish, unless otherwise available via EDGAR, to Moffett forthwith a copy of the most recent annual or quarterly report of Stratus, and such other reports and documents so filed as Moffett may reasonably request in availing itself of any rule or regulation of the SEC allowing Moffett to sell any such securities without registration.

Section 2.8Transfer or Assignment of Registration Rights. The rights under this Article 2 may be not transferred or assigned by Moffett unless (a) Stratus is given written notice prior to any said transfer or assignment, stating the name and address of each such transferee and identifying the securities with respect to which such registration rights are being transferred or assigned, and (b) each such transferee assumes in writing responsibility for its portion of the obligations of Moffett under this Agreement, and (c) Stratus gives written consent, which consent will be in the sole discretion of Stratus. In the event that a transfer is consummated pursuant to this Section 2.8, the transferee shall assume all of the rights and obligations of Moffett under this Agreement.

ARTICLE 3
DIRECTOR DESIGNATION RIGHTS

Section 3.1Director Designation Rights.

On or prior to the date hereof, the Board of Directors of Stratus has adopted resolutions that (a) increase the number of individuals that constitute the whole Board by one person, and (b) resolved to fill the newly-created directorship, effective as of the date hereof, with an individual designated by Moffett (a “Designated Director”) and (c) specify the class to which such Designated Director shall be appointed.
For so long as Moffett and its Affiliates are the Beneficial Owners of at least 5.0% of the issued and outstanding shares of Stratus Common Stock, then Moffett shall have the right to designate one Designated Director. In the event that Moffett and its Affiliates are the Beneficial Owners of less than 5.0% of the issued and outstanding shares of Stratus Common Stock, Moffett shall have no right to designate any directors to the Board.
The Designated Director shall, in the reasonable judgment of Stratus, (a) have the requisite skill and experience to serve as a director of a publicly traded company, (b) not be prohibited or disqualified from serving as a director of Stratus pursuant to any rule or regulation of the SEC or NASDAQ or by applicable law, and (c) have not engaged in (i) acts or omissions constituting a breach of such Designated Director's duty of loyalty to any organization, (ii) any transaction from which such Designated Director derived an improper personal benefit, or (iii) acts or omissions that involve intentional misconduct, intentional violation of law or crimes of moral turpitude. Moffett shall timely provide, and shall use its commercially reasonable efforts to cause the Designated Director to timely provide, Stratus with accurate and complete information relating to Moffett and the Designated Director that may be required to be disclosed by Stratus under the Securities Act or the Exchange Act. In addition, at Stratus's request, Moffett shall cause the Designated Director to complete and execute Stratus's standard director and officer questionnaire prior to being admitted to the Board or standing for reelection at an annual meeting of stockholders or at such other time as may be reasonably requested by Stratus. The Parties agree that the initial Designated Director shall be Charles Porter.
Not less than one hundred twenty (120) days prior to each annual meeting of stockholders of Stratus (assuming for these purposes that each such annual meeting shall be held on the anniversary of the prior year's annual meeting) at which directors in such class of directors to which such Designated Director is appointed are to be elected by a vote of Stratus' stockholders,

Moffett shall provide Stratus with written notice of the name of the Designated Director to be nominated for election at such meeting. Within ten (10) days after receipt of such notice, Stratus shall provide Moffett with written notice as to whether the Designated Director satisfies the requirements of Section 3.1. If it is determined that a Designated Director does not satisfy the requirements of Section 3.1, then Moffett shall continue to appoint replacement designees in a like manner until the requirements of Section 3.1 has been satisfied.
In accordance with the terms herein, Stratus shall nominate the Designated Director for election to the Board at each annual meeting of stockholders at which directors in such class of directors to which such Designated Director is appointed are to be elected by a vote of Stratus' stockholders. If elected, the Designated Director will hold office until his or her term expires and such Designated Director's successor has been duly elected and qualified or until such Designated Director's earlier death, resignation or removal.
Prior to the termination of rights to designate a director as provided herein:
(a)in connection with each annual meeting of stockholders at which directors in such class of directors to which such Designated Director is appointed are to be elected by a vote of Stratus' stockholders, and subject to the requirements of this Section 3.1, the Board shall (i) nominate the Designated Director for election at such meeting and (ii) shall not submit to Stratus's stockholders a greater number of Board nominees for election at such meeting than positions to be filled by election at such meeting;

(b)in connection with each annual meeting of stockholders at which directors in such class of directors to which such Designated Director is appointed are to be elected by a vote of Stratus' stockholders, and subject to the provisions of this Section 3.1, Stratus will take all actions necessary or advisable to cause the Board to recommend that stockholders vote “FOR” the election of the Designated Director and to solicit proxies in favor of the Designated Director at any such meeting;

(c)Moffett shall, and shall cause each Affiliate of Moffett holding shares of Stratus Common Stock to, at any annual or special meeting of stockholders of Stratus, however called, including any adjournment or postponement thereof, appear at each such meeting or otherwise cause its shares of Stratus Common Stock to be counted as present thereat for purposes of calculating a quorum;

(d)if a Designated Director is nominated and not elected at the annual meeting of stockholders, then Moffett shall provide Stratus the name of a replacement director and, provided that such person satisfies the requirements of this Section 3.1, the Board and Stratus shall take such action as may be necessary to appoint such person to serve as a Designated Director to the Board, whether as a director in such class of directors to which the original Designated Director was appointed or otherwise, including, if applicable, increasing the size of the Board and appointing such Designated Director to fill the newly-created directorship;

(e)the Designated Director may be removed for cause pursuant to and in accordance with Section 141 of the Delaware General Corporation Law;

(f)upon written notice from Stratus to Moffett that a Resignation Event has occurred, which notice shall set forth in reasonable detail the facts and circumstances constituting the Resignation Event, Moffett will cause the applicable Designated Director to resign as a member of the Board within two (2) Business Days of such written notice, and any vacancy created by such resignation shall be filled by the Board with an individual designated by Moffett who, subject to the requirements of Section 3.1 of this Agreement, shall become a Designated Director; and

(g)if a Designated Director ceases to continue in office for any reason, Moffett shall designate a replacement director and, subject to Section 2(c), the Board shall take such action as is necessary or appropriate to cause such replacement director to be appointed to the vacancy on the Board created by the Designated Director ceasing to serve on the Board.

Prior to making a determination that any Resignation Event has occurred, the Board shall provide such Designated Director with proper notice of a meeting of the Board to discuss and, if applicable, to dispute the proposed determination. At such duly called and held Board meeting, the Board shall provide such Designated Director with a reasonable opportunity to be heard and to present information relevant to the Board's proposed determination. The Board may make a determination that a Resignation Event has occurred only following its consideration in good faith of such information presented by such Designated Director.
Prior to designating a Designated Director, Moffett shall enter into a written agreement with such Designated Director whereby such Designated Director agrees to resign as a member of the Board upon a Resignation Event or as otherwise provided therein. Moffett acknowledges and agrees that such an agreement is in the best interest of Stratus and Moffett, and that Stratus shall be a third-party beneficiary of the terms and conditions of such an agreement, and Stratus shall have the right to enforce such an agreement to the same extent as the parties thereto.
Stratus shall not take any action that would lessen, restrict, prevent or otherwise have an adverse effect upon the foregoing rights of Moffett to Board representation; provided, however, that Stratus shall not be prohibited from taking such action that the Board determines may be necessary to (i) comply with any rule or regulation of the SEC or NASDAQ or (ii) comply with applicable Law.
Section 3.2Termination of Director Designation Rights
. Promptly upon receipt of a written request from Stratus, if Moffett and its Affiliates cease to Beneficially Own at least 5.0% of the issued and outstanding shares of Stratus Common Stock, then Moffett shall use its commercially reasonable efforts to cause the Designated Director to resign as a member of the Board and all committees thereof.
Section 3.3Director Indemnification. At all times while a Designated Director is serving as a member of the Board, and following any such Designated Director's death, resignation, removal or other cessation as a director of Stratus, such Designated Director shall be entitled to all rights to indemnification and exculpation as are then made available to any other member of the Board. With respect to such rights of indemnification, as between Stratus, on the one hand, and Moffett and its Affiliates, on the other hand, Stratus shall, in all events, be the full indemnitor of first resort and shall not be entitled to any contribution, indemnification or other payment by or from any of Moffett or its Affiliates.

Section 3.4Standstill Agreement. Moffett agrees that, without the prior written approval of at least a majority of the members of the Board who are not Designated Directors, neither Moffett nor any of its Affiliates or representatives will, directly or indirectly:

(a)in any way acquire, offer or propose to acquire or agree to acquire, Beneficial Ownership of any (x) Stratus Common Stock if such acquisition would result in Moffett and its Affiliates having Beneficial Ownership of more than 24.9% of the outstanding shares of Stratus Common Stock, or (y) any other debt or equity securities of Stratus;

(b)commence any tender or exchange offer for any securities of Stratus;

(c)enter into or agree, offer, propose or seek (whether publicly or otherwise) to enter into, or otherwise be involved in or part of, any acquisition transaction, merger or other business combination relating to all or part of Stratus or any of its subsidiaries or any acquisition transaction for all or part of the assets of Stratus or any of its subsidiaries or any of their respective businesses;

(d)make, or in any way participate in, any “solicitation” of “proxies” (as such terms are defined under Regulation 14A under the Exchange Act, disregarding clause (iv) of Rule 14a-1(l)(2) and including any otherwise exempt solicitation pursuant to Rule 14a-2(b)) or consents to vote, or seek to advise or influence any person or entity with respect to the voting of, any voting securities of Stratus;

(e)call or seek to call a meeting of the shareholders of Stratus or initiate any stockholder proposal for action by shareholders of Stratus;

(f)form, join or in any way participate in a “group” (within the meaning of Section 13(d)(3) of the Exchange Act and the rules and regulations thereunder) with respect to Stratus Common Stock or other debt or equity securities of Stratus, or seek, propose or otherwise act alone or in concert with others, to influence or control the management, board of directors or policies of Stratus;

(g)publicly announce or disclose any intention, plan or arrangement inconsistent with the foregoing;

(h)bring any action or otherwise act to contest the validity of this Section 3.4 or seek a release of the restrictions contained herein, or make a request to amend or waive any provision of this Section 3.4; or

(i)take any actions which would be inconsistent with the purpose and intent of this Section 3.4;

provided that nothing in this Section 3.4 shall prevent Moffett or its Affiliates from voting any shares of Stratus Common Stock then Beneficially Owned by Moffett or its Affiliates in any manner; and provided, further, that nothing in clauses (b), (c), (d) or (e) of this Section 3.4 shall apply to any Designated Director solely in his or her capacity as a director of Stratus.
The provisions of Section 3.4 shall terminate, and shall be of no further force or effect, upon the last to occur of (i) the first date on which no Designated Director shall have been a member of the Board for the preceding six-month period, and (ii) Moffett and its Affiliates Beneficially Owning less than 5.0% of the issued and outstanding shares of Stratus Common Stock.
Section 3.5Transfer Restrictions.

(a)Restrictions on Transfer. Except as otherwise permitted in this Agreement, during the period beginning on the date hereof and ending on the six-month anniversary of the Closing Date, Moffett will not, and shall cause its Affiliates not to, transfer, sell, assign, pledge or otherwise dispose, directly or indirectly (“Transfer”), of any shares of Stratus Common Stock acquired pursuant to the Stock Purchase Agreement. From and after the six-month anniversary of the Closing Date until the one-year anniversary of the Closing Date, Moffett's Transfers of Stratus Common Stock under this Investor Rights Agreement shall be limited to Transfers (i) in periodic sales under a Registration Statement, and (ii) made in compliance with Rule 144 of the Securities Act. Any Transfer or attempted Transfer of shares of Stratus Common Stock in violation of this Section 3.5 shall, to the fullest extent permitted by law, be null and void ab initio, and Stratus shall not, and shall instruct its transfer agent and other third parties not to, record or recognize any such purported transaction on the share register of Stratus. Moffett acknowledges that this Section 3.5 may be enforced by Stratus at the direction of a majority of the members of the Board who are not Designated Directors. From and after the one-year anniversary of the Closing Date, Moffett may Transfer shares of Stratus Common Stock in any way permitted by applicable law.

(b)Permitted Transfers. Notwithstanding Section 3.5, Moffett shall be permitted to Transfer any portion or all of its shares of Stratus Common Stock at any time to any direct or indirect wholly-owned Subsidiary of Moffett or any other Affiliate of Moffett;

(c)Hedging. Except as prohibited by applicable law, notwithstanding anything contained in this Agreement to the contrary, Moffett may enter into or effect any hedging transaction with respect to the Shares, including, without limitation, calls, puts and options.

Section 3.6Use of Information. Moffett shall not, and shall cause its Affiliates and its Designated Director not to, use nonpublic information obtained from the Designated Director's service on the Board in any manner adverse to Stratus.

Section 3.7Legend.

(a)Moffett agrees that all certificates or other instruments representing the shares of Stratus Common Stock acquired pursuant to the Stock Purchase Agreement will bear a legend substantially to the following effect:

THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT WHILE A REGISTRATION STATEMENT RELATING THERETO IS IN EFFECT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT OR SUCH LAWS.
(b)Upon request of Moffett, upon receipt by Stratus of an opinion of counsel reasonably satisfactory to Stratus to the effect that such legend is no longer required under the Securities Act and applicable state laws, Stratus shall promptly cause the legend to be removed from any certificate for any shares of Stratus Common Stock to be Transferred in accordance with the terms of this Agreement.

ARTICLE 4
MISCELLANEOUS

Section 4.1Communications. All notices that are required or may be given pursuant to this Agreement shall be sufficient in all respects if given in writing. Any such notice shall be deemed given (a) when made, if made by hand delivery, and upon confirmation of receipt, if made by facsimile, (b) one Business Day after being deposited with a next-day courier, postage prepaid, or (c) three Business Days after being sent certified or registered mail, return receipt requested, postage prepaid, in each case addressed as follows:

If to Moffett, to:
Moffett Holdings, LLC
1615 Poydras Street, Suite 2279
New Orleans, LA 70112
Attn: James R. Moffett Jr.
Facsimile: (504) 240-5488

If to Stratus, to:
Stratus Properties Inc.
212 Lavaca Street, Suite 300
Austin, TX 78701
Attn: Erin D. Pickens, Senior Vice President and Chief Financial Officer Facsimile: (512) 478-6340
With a copy to (which copy shall not constitute notice):
Jones, Walker, Waechter, Poitevent, Carrère & Denègre LLP
333 N. Central Avenue
Phoenix, Arizona 85004
Fax: (225) 248-3334
Attention: Monique A. Cenac

Either Party may change its address for notice by notice to the other in the manner set forth above. All notices shall be deemed to have been duly given at the time of receipt by the Party to which such notice is addressed.
Section 4.2Successor and Assigns. This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of each of the Parties.

Section 4.3Recapitalization, Exchanges, Etc. Affecting the Stratus Common Stock. The provisions of this Agreement shall apply to the full extent set forth herein with respect to any and all securities of Stratus or any successor or assign of Stratus (whether by merger, consolidation, sale of assets or otherwise) that may be issued in respect of, in exchange for or in substitution of, the Registrable Securities, and shall be appropriately adjusted for combinations, stock splits, recapitalizations, pro rata distributions of securities and the like occurring after the date of this Agreement.

Section 4.4Aggregation of Registrable Securities. All Registrable Securities held or acquired by Persons who are Affiliates of one another shall be aggregated together for the purpose of determining the availability of any rights and applicability of any obligations under this Agreement.

Section 4.5Specific Performance. Damages in the event of breach of this Agreement by a Party may be difficult, if not impossible, to ascertain, and it is therefore agreed that each such Person, in addition to and without limiting any other remedy or right it may have, will have the right to an injunction or other equitable relief in any court of competent jurisdiction, enjoining any such breach, and enforcing specifically the terms and provisions hereof, and each of the Parties hereto hereby waives any and all defenses it may have on the ground of lack of jurisdiction or competence of the court to grant such an injunction or other equitable relief. The existence of this right will not preclude any such Person from pursuing any other rights and remedies at law or in equity that such Person may have.

Section 4.6Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original instrument, but all such counterparts together shall constitute but one agreement. Facsimiles of signatures or signatures delivered in portable document format (.pdf) will be deemed to be originals.

Section 4.7Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

Section 4.8Governing Law.

(a)This Agreement and the legal relations between the Parties shall be governed by and construed in accordance with the Laws of the State of Delaware, United States of America without regard to principles of conflicts of laws that would direct the application of the Laws of another jurisdiction.

(b)Any action brought in connection with this Agreement shall be brought in the federal or state courts located in the City of Wilmington, Delaware. The Parties hereto hereby (i) irrevocably consent to the personal jurisdiction and venue of such courts, and (ii)

waive any claim (by way of motion, as a defense or otherwise) of improper venue, that such parties are not subject personally to the jurisdiction of such court, that such courts are an inconvenient forum or that this Agreement or the subject matter may not be enforced in or by such court.

Section 4.9Severability of Provisions. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting or impairing the validity or enforceability of such provision in any other jurisdiction.

Section 4.10Entire Agreement. This Agreement constitutes the entire agreement between the Parties pertaining to the subject matter hereof, and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties pertaining to the subject matter hereof.

Section 4.11Amendment. This Agreement may be amended only by means of a written amendment signed by Stratus and Moffett.

Section 4.12No Presumption. If any claim is made by a Party relating to any conflict, omission, or ambiguity in this Agreement, no presumption or burden of proof or persuasion shall be implied by virtue of the fact that this Agreement was prepared by or at the request of a particular Party or its counsel. Each Party has been represented by its own counsel in connection with the negotiation and preparation of this Agreement and, consequently, each Party hereby waives the application of any rule of Law that would otherwise be applicable in connection with the interpretation of this Agreement, including but not limited to any rule of Law to the effect that any provision of this Agreement will be interpreted or construed against the Party whose counsel drafted that provision.

Section 4.13Obligations Limited to Parties to Agreement. Each of the Parties hereto covenants, agrees and acknowledges that no Person other than Moffett (and its permitted assignees) and Stratus shall have any obligation hereunder and that, notwithstanding that Moffett is a limited liability company, no recourse under this Agreement or under any documents or instruments delivered in connection herewith or therewith shall be had against any former, current or future director, officer, employee, agent, manager, stockholder or Affiliate of Moffett or any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder or Affiliate of any of the foregoing, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any applicable Law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise by incurred by any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder or Affiliate of Moffett or any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder or Affiliate of any of the foregoing, as such, for any obligations of Moffett under this Agreement or any documents or instruments delivered in connection herewith or therewith or for any claim based on, in respect of or by reason of such obligation or its creation, except in each case for any assignee of Moffett hereunder.

Section 4.14Interpretation. Article and Section references to this Agreement, unless otherwise specified, shall mean an Article or a Section of this Agreement. All references to instruments, documents, contracts and agreements are references to such instruments, documents, contracts and agreements as the same may be amended, supplemented and otherwise modified from time to time, unless otherwise specified. The word “including” shall mean “including but not limited to.” Whenever any determination, consent or approval is to be made or given by Moffett under this Agreement, such action shall be in Moffett's sole discretion unless otherwise specified.

[Remainder of page intentionally left blank; signature page attached.]

IN WITNESS WHEREOF, this Agreement has been signed by each of the Parties as of the date first above written.
MOFFETT HOLDINGS, LLC

By: /s/ James R. Moffett Jr.
Name:    James R. Moffett Jr.
Title:    Manager & Member

STRATUS PROPERTIES INC.

By: /s/ Erin D. Pickens
Name:    Erin D. Pickens

Title:	Senior Vice President and
Chief Financial Officer